Exhibit 99.1

NEWS RELEASE

FOR RELEASE

Friday, May 15, 2009

Contact:   Karee Carlucci, Communications, 808-877-1625

Maui Land & Pineapple Company, Inc. CEO Resigns

Robert Webber to leave ML&P

KAHULUI, HAWAI’I — Maui Land & Pineapple Company, Inc. (NYSE:MLP) today announced that Robert I. Webber, President and Chief Executive Officer, has resigned his position, effective May 22, 2009.

Webber joined MLP in May 2006 as Chief Financial Officer and Senior Vice President / Business Development.  Webber was promoted in March 2008 to Chief Operating Officer, Chief Financial Officer and Executive Vice President.  Upon the resignation of David C. Cole as MLP Chairman and President in November 2008, Webber was appointed by the Board of Directors to succeed Cole as President and CEO, effective January 1, 2009.  At the same time, the Board appointed Warren H. Haruki to serve as Chairman of the Board.

“We have accomplished much in the past three years in a difficult external environment, and it has been a pleasure to serve with my colleagues at MLP and Kapalua,” said Webber.  “As the company continues to restructure and cut costs, it is appropriate to streamline and clarify leadership, and the time is right for me to transition and pursue other opportunities.”

A search for a new CEO will begin immediately.  The Board of Directors appointed Haruki as chairman and Interim CEO while it completes its search.

About Maui Land & Pineapple Company, Inc.

MLP is a Hawaii corporation and successor to a business organized in 1909.  Its principal operating subsidiaries are Maui Pineapple Company Ltd., a producer and marketer of Maui Gold ® pineapple, and Kapalua Land Company Ltd., operator of Kapalua Resort, a master-planned resort community in West Maui.